Exhibit 99.1
Corporate Media Contact:
Kelley Childrey
Manning Selvage & Lee
323-866-6003
kelley.childrey@mslpr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical
858-550-9999
callen@artesmedical.com
ARTES MEDICAL REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS AND
RECENT COMPANY HIGHLIGHTS
RECORD SECOND QUARTER ARTEFILL REVENUES
          San Diego, California — August 11, 2008 — Artes Medical, Inc. (Nasdaq: ARTE), a medical aesthetics company, today reported recent company highlights and financial results for the three months ended June 30, 2008.
Financial Results
          The Company reported record ArteFill revenues of $3.2 million for the quarter ended June 30, 2008, an increase of $1.1 million or 52% over ArteFill revenues of $2.1 million from the quarter ended June 30, 2007 and a 91% increase in ArteFill revenues from the first quarter ended March 31, 2008.
          The Company reported a positive gross profit on ArteFill sales for the quarter ended June 30, 2008 of $865,000 compared with a negative ArteFill gross profit in prior quarters. Total operating expenses for the quarter ended June 30, 2008 were $12.1 million, an increase of $4.6 million, over the quarter ended June 30, 2007 operating expenses of $7.5 million. The increase in the second quarter 2008 operating expenses is primarily due to the Company’s expanded sales force and accelerated marketing initiatives to commercialize and sell ArteFill, as well as costs associated with its five-year post-marketing efficacy study and cost reductions associated with the realignment of operating costs with revenues which were announced in April 2008. This resulted in a net loss of $12.0 million for the quarter ended June 30, 2008 compared to $6.7 million for the quarter ended June 30, 2007.
          The Company used $8.4 million in cash for operating activities during the quarter ended June 30, 2008 which included approximately $0.8 million in one-time expenses related to the April 2008 realignment of operating costs. This was an improvement over the net cash used by operating activities for the quarter ended March 31, 2008 of $10.1 million primarily due to increased revenues and improved working capital during the quarter ended June 30, 2008.
          “The growth in ArteFill sales in the second quarter reflects the positive impact of our expanded team of 42 sales representatives and our new consumer outreach programs that include national print advertising campaigns and robust Internet marketing programs,” said Christopher J. Reinhard, Executive Chairman, Artes Medical. “We recently announced the expansion of our product portfolio through an exclusive distribution agreement with Anika Therapeutics covering our marketing and sale of Elevess™, a new dermal filler for patients who continue to seek temporary wrinkle correction. We are excited about this addition as it positions Artes Medical as the only company in the US to offer both a short term and long-lasting solution to wrinkle correction.”
Recent Company Highlights
•	On August 4, 2008 announced the immediate availability of Elevess™. In July 2008, the Company announced that it had broadened its product portfolio through an exclusive U.S. sales and marketing agreement for Elevess™, a new FDA-approved hyaluronic acid-based dermal filler with lidocaine for patient comfort, allowing the Company to offer both short term and long-lasting solutions to wrinkle correction.

•	Trained over 1,200 board certified dermatologists, plastic surgeons, and cosmetic surgeons on the use of ArteFill. The Company announced that over 10,000 patients have been treated with ArteFill since product launch.

•	Established a 42-person sales force across the United States. In addition, the Company has accelerated its consumer outreach, and has launched print advertising in national women’s beauty magazines: including “O” the Oprah Magazine, and MORE magazine, where the first ads appeared in May 2008. The Company also initiated a variety of promotional programs for patients and physicians.

•	Announced the publication of data comparing PMMA based soft tissue fillers in the June 2008 Filler Issue of Dermatologic Surgery issued, a peer-reviewed journal of the American Society for Dermatologic Surgery. Results showed that products obtained from various markets outside the U.S. contained variable PMMA particle sizes with shape and surface irregularities, whereas the Company’s product, ArteFill, demonstrated round, smooth, uniformly sized particles. The authors cited literature to support the premise that the safety profile of microspheres has been correlated to particle size, morphology and surface characteristics and that such characteristics may impact particle migration and overall biocompatibility. Additionally, key opinion leaders presented data at The American Society for Aesthetic Plastic Surgery, in May 2008, on ArteFill related to safety, long-term efficacy, histology, and differences among various PMMA products.

•	Announced the appointment of Michael K. Green as Chief Financial Officer in May 2008. He is an industry veteran has over 30 years of finance and accounting experience in a variety of life science companies.

•	Strengthened its Board of Directors with the addition of Douglas Abel, Chief Executive Officer and President of Manhattan Pharmaceuticals, Inc.

•	Announced the “ArteFill Face Forward Makeover Contest” in June 2008 — celebrating women’s changing lives. Winners will be honored with makeovers worth approximately $10,000.

About Artes Medical, Inc.
          Artes Medical is a medical aesthetics company focused on developing, manufacturing and commercializing new and innovative medical aesthetic products including injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
          This news release contains forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its ability to timely raise additional funds to support its operations, its ability to manage its operating expenses, its limited experience in commercializing ArteFill and Elevess, its future receipt of FDA approval to extend the efficacy period of ArteFill beyond six months and eliminate the skin test requirement, and the risk that the Company’s revenue projections may prove incorrect because of unexpected difficulty in generating sales and market acceptance of ArteFill or Elevess, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
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          Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc. All other trademarks referred to in this press release are the property of their respective owners.

Artes Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product sales	$3,173	$2,055	$4,834	$3,497
License fees	—	732	—	732

	3,173	2,787	4,834	4,229
Cost of product sales	2,308	2,159	5,061	3,879

Gross profit (loss)	865	628	(227)	350

Operating expenses:
Selling and marketing	5,302	2,935	10,326	5,406
General and administrative	3,918	3,392	7,587	6,491
Research and development	2,849	1,136	4,777	2,168

	12,069	7,463	22,690	14,065

Loss from operations	(11,204)	(6,835)	(22,917)	(13,715)

Other income (expense):
Interest expense	(917)	(263)	(1,692)	(531)
Interest income	63	394	199	871
Other income (expense), net	6	(3)	8	10

Loss before benefit from income taxes	(12,052)	(6,707)	(24,402)	(13,365)

Benefit from income taxes	71	51	147	100

Net loss	$(11,981)	$(6,656)	$(24,255)	$(13,265)

Basic and diluted net loss per share	$(0.73)	$(0.40)	$(1.47)	$(0.81)

Basic and diluted weighted average shares	16,514,163	16,459,103	16,514,163	16,411,789

Artes Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$12,671	$20,293
Accounts receivable, net	1,600	792
Inventories, net	5,765	5,528
Other current assets	672	1,044

Total Current Assets	20,708	27,657

Property and equipment, net	5,391	5,034
Intangibles, net	1,506	2,385
Other assets	642	645

Total Assets	$28,247	$35,721

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable and accrued expenses	$4,132	$3,074
Accrued compensation and benefits	2,279	1,802
Revenue interest financing, current portion	1,445	—
Term note payable, current portion	—	1,250
Revolving credit line	—	5,000
Other current liabilities	58	42

Total Current Liabilities	7,914	11,168

Revenue interest financing, less current portion (net of discount of $1,053)	13,133	—
Note payable (net of discount of $823)	5,677	—
Term note payable (net of discount of $165)	—	2,231
Deferred tax liability	391	915
Other liabilities	1,766	783

Stockholders’ Equity (Deficit):
Series A Participating Preferred Stock, $0.001 par value, 200,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized;16,514,163 shares issued and outstanding	17	17
Additional paid-in capital	129,891	126,894
Accumulated deficit	(130,542)	(106,287)

Total Stockholders’ Equity (Deficit)	(634)	20,624

Total Liabilities and Stockholders’ Equity (Deficit)	$28,247	$35,721

Artes Medical, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(24,255)	$(13,265)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,199	1,309
Bad debt expense	70	31
Benefit for income taxes	(151)	(95)
Stock-based compensation	1,788	1,758
Financing arrangements and notes payable	1,117	15
Other	281	(23)
Changes in assets and liabilities:
Accounts receivable	(878)	(673)
Inventories	(237)	(1,658)
Other current assets	372	(478)
Accounts payable and accrued expenses	1,800	(700)
Accrued compensation and benefits	477	(767)

Net cash used by operating activities	(18,417)	(14,546)

Cash flows from investing activities:
Acquisition of property and equipment	(1,056)	(554)
Other assets	3	—

Net cash used for investing activities	(1,053)	(554)

Cash flows from financing activities:
Proceeds from revenue interest financing, net	14,491	—
Proceeds from note payable	6,500	—
Payments on term note payable	(8,646)	(625)
Payments on revenue interest financing	(477)	—
Other	(20)	(36)
Proceeds from exercise of stock options and warrants	—	467

Net cash provided by (used for) financing activities	11,848	(194)

Net decrease in cash and cash equivalents	(7,622)	(15,294)

Cash and cash equivalents — beginning of period	20,293	46,258

Cash and cash equivalents — end of period	$12,671	$30,964

Supplemental disclosure of cash flow information:
Cash paid for interest	$832	$516

Fair value of embedded derivatives	$286	$—